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                                                                   EXHIBIT 10.24




Mr. Ed Cummins
939 Sandcastle
Corona del Mar, CA 92625

Dear Ed:

     This letter will confirm that Ocular Sciences, Inc. (the "Company") has retained you to assist it with identifying and consummating a possible acquisition or business combination. You will provide such services to the Company in this regard as the Company reasonably requests, including meeting with principals and professionals involved in the transaction, preparing analysis, and assisting in the structuring of the transaction.

     As you are aware, the Company has previously entered into an agreement with Morgan Stanley & Co. Incorporated dated December 16, 1998, as amended August 31, 1999, to provide related services (the "Morgan Agreement").

     This letter will confirm to you that if the Company enters into a "Transaction", then you will be entitled to a fee of 3/8% of the "Aggregate Value" of the Transaction, if the Transaction involves one other company, and 1/2% of the Aggregate Value of the Transaction if the Transaction involves more than one other company in a substantial way. In no event will your total fee be greater than 1/2% of the Aggregate Value of the Transaction. The terms "Transaction" and "Aggregate Value" shall have the meanings set forth in the Morgan Agreement. The minimum fee set forth in the Morgan Agreement shall not apply to this relationship.

     The Company will also reimburse you for your reasonable expenses incurred in the performance of your services hereunder, as such expenses are incurred, including travel costs, document production and document delivery, provided that expenses in excess of $45,000 per month need to be approved by the Company in advance.

     You will maintain the confidentiality of all Company confidential information and will only disclose such information with the approval of an officer of the Company.

     The Company will have no obligation to accept a proposed Transaction, and may reject any and all proposals in its sole discretion. Additionally, the Company may terminate your services at any time. If the Company terminates your services, then you will be entitled to (i) payment for reimbursable expenses incurred prior to the date of termination and (ii) the Transaction fee set forth above for any Transaction consummated on or before November 18, 2000. If the Company does not consummate a Transaction by November 18, 2000, then the Company will pay you at such time, for your hours actually expended in performing the services hereunder, at a rate of $300 per hour, up to a maximum of $45,000 and your services will be terminated.

     Ed, if the foregoing accurately reflects our agreement, please sign below to so indicate.

                                       Very truly yours,

                                       /s/ JOHN FRUTH
                                       ----------------------------------
                                       John Fruth, Chairman of the Board

Accepted and Agreed:

/s/ ED CUMMINS
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Ed Cummins